Exhibit 10.16

Capital Lease Contract

Contract no.: AA19090521XAX

Chailease International Finance Corporation (hereinafter referred to as lessor) and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. (hereinafter referred to as lessee) in the current capital leasing business, both parties shall sign this contract on an equal and voluntary basis and through full consultation.

I.	Lease item

The lessor shall, in accordance with the designation of the lessee, purchase the subject matter of the lease (hereinafter collectively referred to as the lease item) recorded in the "details of lease" section of this contract and lease it to the lessee for use, the lease item under this contract include, but are not limited to, equipment, vehicles, etc.

II.	Delivery and acceptance.

The delivery and acceptance of the lease item shall be in the following manner:

(1) The seller shall be responsible for the direct delivery of the lease item to the lessee.

(2) If the lease item is imported equipment, the lessor may deliver the bill of lading to the lessee, and the lessee shall be responsible for all formalities for the subsequent import and receipt of the goods, regardless of the condition of the lease item at the time or the location of the lease item, The delivery of the bill of lading shall be deemed to have completed the delivery and acceptance of the lease item, and the lessee shall issue a certificate of delivery and acceptance of the lease item to the lessor.

(3) If the lease item is delivered by the seller in cash, the lessee shall examine and test the lease item at its own expense, and if no defects are found, the lessee shall issue a certificate of delivery and acceptance of the lease item to the lessor.

(4) If for any reason (including force majeure) the seller fails to properly complete the delivery or the delivery of the lease item does not meet the needs of the lessee, or has other defects, the lessee agrees to bear all the risks and damage suffered, no request shall be made against the lessor.

III.	Lease term and rent.

(1) The validity of the lease period of this contract shall not be affected by the delay in the delivery of the lease item or the acceptance of the lessee in accordance with the provisions of sub-paragraph (2) (3) of the preceding article, and the contract shall remain effective from the date of payment specified in the "details of lease" to the date on which the last instalment of the rent is paid and all expenses required to be paid to the lessor in accordance with the provisions of this contract.

(2) Upon the entry into force of this contract, the lessee shall have the obligation to pay the full rent, and the lessor agrees that the lessee shall pay the rent to the lessor on schedule in accordance with the provisions of the Lease. The number of periods, amount, currency type, exchange rate valuation and payment date of each period shall be in accordance with the provisions of the "details of lease".

IV.	Overdue interest.

If the lessee fails to pay any rent and other expenses on time and in full as agreed in this contract, the lessee shall, in addition to paying the amount payable, pay the overdue interest at the annual interest rate of 20% from the date of payment to the date of actual settlement.

V.	Place of use, marking and safety of lease item

(1) The lessee shall place the lease item at the place of use specified in the "details of lease" and shall not transfer the lease item to another place without the written consent of the lessor. If the lessee moves the lease item without authorization, the lessee shall be responsible for compensation.

(2) The lessee shall separate any lease item which is classified as movable property from the other property and shall not fix it on the immovable property or attach it to other movable property without the written consent of the lessor. If, without the consent of the lessor, the lease item is fixed on the immovable property owned by the lessee, the lessee agrees that if the lessor recovers the lease item under this contract, the lessor shall have the right to remove the lease item from the immovable property without bearing any loss arising from the demolition; If the lease item is attached to the movable property of any lessee, the movable property automatically becomes part of the lease item and becomes the property of the lessor. If, without the consent of the lessor, the lease item is fixed to the immovable property of any third party or attached to any third party’ movable proper, the lessee shall be liable for all damage suffered by the lessor as a result of such attachment.

(3) The lessee shall not make any alteration, demolition, demolition or addition to the lease item without the consent of the lessor; if such alteration, removal, demolition, or addition will affect its original intended function, use and reduce its value or if such alteration, removal, demolition, or addition is irrevocable or irrevocable, the lessee shall be responsible for compensating the lessor for all damage suffered as a result of such alteration, demolition, demolition or addition.

(4) The lessee warrants that, prior to the signing of this contract, the lease item under this contract has not been assigned, pledged or mortgaged to any third party. The lease item or its interests in this contract shall not be sold, sublet, assigned, pledged, mortgaged, retained or otherwise disposed of during the performance of this contract without the consent of the lessor.

(5) The lessee shall maintain and shall not remove, smear or destroy any seal, identification, imprint, factory license, sticker and metal marked on the lease item indicating the name, ownership or lease relationship of the lessor.

(6) The lessor or his authorized staff shall have the right at any time during working hours to enter the place where the lease item is placed to inspect the use of the lease item, and may directly exercise the relevant rights set out in this contract.

VI.	Use and tax.

(1) The lessee shall, in accordance with the relevant decrees of the government and in accordance with the relevant government decrees, operate and use the lease item in accordance with the guidance manuals or regulations prescribed by the manufacturer. If the lessee violates any regulation in the use of the lease item, resulting in damage shall be borne by the lessee and the lessor shall not be liable.

(2) If the lease item is sold by the lessee to the lessor, the competent authority requires the lessor to issue a VAT general invoice for the sale of the lease item issued by the lessee as a result of a change in the tax law or relevant laws and regulations, The lessee shall issue the above-mentioned invoice immediately, and the lessor shall also issue a general VAT invoice to the lessee at the same time. If the lessee does not cooperate on the issuance, the lessee shall bear this part of the VAT tax, and upon notice by the lessor, the lessee shall unconditionally remit the amount of tax to the account designated by the lessor. If the lessor has any loss, the lessee is willing to be liable for compensation.

(3) All expenses incurred as a result of the use of the lease item, including, but not limited to, various fees, fines, fuel, repair materials and necessary supplementary parts, shall be borne by the lessee.

(4) The lessor and the lessee shall pay their respective taxes in accordance with the laws of China, and the rent value-added tax shall be borne by the lessee. If the lease item is imported equipment, all customs duties, import VAT and other import-related expenses of the lease item shall be paid by the lessee. Any penalty imposed by the Customs during or after the import of the leased item shall be borne by the lessee.

(5) If, after the entry into force of this contract, the lessor is required to supplement customs duties or taxes or other charges as a result of a change in the decree or for any other reason, the lessee shall unconditionally and immediately make up for such payments to the lessor.

VII.	Maintenance, repair, change and alteration.

(1) The lessee shall at least perform its maintenance obligations at the frequency specified in the operating guidelines and service manuals applicable to the lease item, and shall maintain the lease item at its own cost so that it is kept in good condition on a regular basis and repaired at its own expense, All accessories, tools and services required for repair shall be borne by them, and shall be repaired by qualified personnel.

(2) the lessor and his agent shall have the right to inspect the lease item and the maintenance records of the lease item and to observe the use of the lease item. If the lessor has evidence that the lease item has been abused as a result of negligence or misuse, the lessor may carry out a complete inspection of the lease item at the expense of the lessee.

(3) In the event of all kinds of mechanical failure or traffic accident of the lease item, if the lessor appoints a repair shop, the lessee must go to the designated repair shop for maintenance. If the repair is required in other repair shops due to special circumstances, the repair may be carried out only with the prior consent of the lessor, and a written certificate of the special case and a product specification for the replacement of the parts shall be issued within one month after the completion of the maintenance, The cost of repair shall be borne by the lessee. If the lessee goes to the repair shop designated by the lessor without authorization, resulting in the poor repair quality of the vehicle, and the accessories do not meet the requirements of the technical inspection department of the vehicle, and the accessories must be repaired and replaced, The lessee shall bear all the economic losses incurred by the lessor as a result.

(4) The value, quality and utility of the spare parts or dependent items replaced by the lessee on the lease item due to any circumstances shall be at least the same as those to be replaced, and the replaced items shall belong to the lessor from the time of replacement. The provisions of this Article shall not affect any rights of the lessor under the lease contract. If the lessee violates the agreement of this Article and causes losses to the lessor, the lessee shall be responsible for compensating for such losses.

VIII.	Damage and loss.

The lessee bears the risk of loss and destruction of the lease item. If any part of the lease item is lost, stolen, damaged, damaged and cannot be repaired or permanently loses its use value, or is confiscated, seized, public expropriated or requisitioned, it shall all be borne by the lessee. The payments payable by the lessee in accordance with the provisions of this contract shall not be mitigated or waived by reason of the foregoing reasons mentioned in the lease item.

IX.	Insurance.

(1) During the period of validity of this contract, the lessee shall insure the lease item with all kinds of insurance, the type of insurance and the insurer shall be designated by the lessor, and the insurance expenses shall be borne by the lessee; The contract of insurance shall take the lessor as the insurer and the beneficiary and state that the insurer shall not pay the premium to the lessee or any other person unless the benefit of the lessor in the lease item has been satisfied and the insurer is notified in writing to the insurer. The lessor shall also take out all kinds of insurance for the lease item on its own, with the lessor as the insured and the beneficiary, and the premium shall be borne by the lessee.

(2) The lessor shall submit the copy of the insurance contract to the lessee, and the lessee shall have the obligation to perform the terms and conditions stipulated in the insurance contract.

(3) In the event of an insured accident, the lessee shall notify the insurer and the lessor in writing of the accident within 24 hours and complete the documents and formalities required by the insurer.

(4) The insurance that the lessee shall insure against the vehicle includes: compulsory insurance, vehicle damage insurance, third party liability insurance with an insurance amount of not less than RMB (the same below) yuan, theft and robbery insurance, spontaneous loss of insurance, and insurance amount not less than 50, 000 yuan of passenger insurance for each seat, no deductible insurance.

(5) When leasing a vehicle, the lessee shall insure the goods according to the value of the goods before the formal operation. The insured amount of the goods is determined as follows: the insured amount of the tractor is not less than 200,000 yuan; the insured amount of the cement mixer and truck is not less than 100,000 yuan; the dump truck is not less than 50,000 yuan, and the dump truck used only for earthwork transportation may not cover the goods. If the value of the goods exceeds the insured amount mentioned above, the goods shall be insured separately at 120% of the value of the goods, except where the owner has already insured them; Regardless of the reason, if the goods are not fully insured, the lessee shall bear the various liabilities arising therefrom.

(6) If the lessee affects the user of the lease item as a result of the occurrence of the insurance incident, the lessee shall still pay the rent on schedule.

(7) during the term of the lease, if the lessee fails to take out the insurance and renew the insurance in time, resulting in the loss of the insured accident to the object of the lease, the lessee shall still pay the rent on schedule.

(8) In the event of loss, theft, destruction or damage to any part of the lease item, the lessee shall not refuse to perform the payment obligations stipulated in Article III of this contract on the grounds that the insurer has not settled the claim or the indemnity is insufficient, etc., However, the rent and other accounts payable shall be paid in full and on time in accordance with the provisions of this contract; After the insurance claim is paid to the lessor, the lessor may choose to offset the insurance claim against the outstanding rent or pay it to the lessee upon written application by the lessee.

X.	Exemption of lessor from liability.

(1) The lessee agrees to bear all dangerous liabilities arising from the use or employ of the lease item.

(2) The lessee agrees to release the lessee from liability for any damage, compensation, expense or debt incurred as a result of the design, manufacture, delivery, possession, utilization, relocation or redelivery of the lease item.

(3) The lessor transfers its claim for defect guarantee to the lessee to the manufacturer or seller of the leased item. If the lessee considers that the lease item is not in conformity with the contract or the purpose of use, it shall directly lodge a claim with the manufacturer or seller, and the consequences of the claim shall not affect the lessee's obligation to pay under this contract.

(4) The lessor shall not have any obligation to review or guarantee the applicability or legality of the lease item as to whether it is marketable or for a special purpose.

(5) If the lessee needs a special state license to use the lease item, the license qualification shall be handled by the lessee himself, and if the lessee is unable to obtain the license qualification, the lessee shall not be able to use the lease item. All legal liabilities and consequences shall be borne by the lessee.

XI.	Breach of contract.

If the lessee has any of the following circumstances, the lessor shall have the right to request the lessee to pay all unpaid rent, overdue interest, liquidated damages and other expenses or to terminate the financial lease contract, and to request the lessee to return the lease item and compensate for the loss. The lessee shall also pay immediately and unconditionally the unpaid rent, overdue interest, liquidated damages and other charges due:

(a) Failure to settle any period of rent and other expenses in accordance with the contract;

(2) Transferring, subletting, mortgaging, pledging, investing in shares or otherwise disposing of the lease item without the consent of the lessor;

(3) Where a refund of a negotiable instrument occurs or the financial situation deteriorates in essence;

(4) Applying for declaration of bankruptcy, reorganization of the company, suspension of business or liquidation of debts in accordance with the provisions of the bankruptcy law;

(5) The main assets of the lessee are subject to enforcement, preservation measures or under the control of the government or a third party;

(6)The lessee disposes of or transfers its material assets without the consent of the lessor;

(7) If the collateral provided is damaged or lost, the value is reduced, or the net value of the guaranty is insufficient to guarantee the creditor's rights, the guaranty shall be replenished within a time limit, but not in accordance with the limit;

(8) Those who have dealings with financial institutions and have committed major breaches of contract;

(9) His heir renounces or refuses to inherit this contract as a result of his death;

(10) If the insurance period expires and fails to renew the insurance in accordance with Article IX of this contract;

(11) The lessee violates any of the provisions of this contract.

XII.	Liquidated damages.

(1) In the event of breach of contract, the lessee shall pay an additional liquidated damages to the lessor at 30% of the total outstanding rent.

(2) The lessor may terminate this contract and require the lease item to be returned, recovered, sold or otherwise disposed of. The lessee himself or the lessee shall coordinate with the third party with the right to unconditionally cooperate with the lessor to handle the transfer of ownership of the leased vehicle and other formalities. The lessee is obliged to cooperate with the lessor or a third party entrusted by the lessor in the recovery of the lease item, and the lessee voluntarily waives all defences that may arise from the recovery of the lease item by the lessor, and bear all losses and expenses incurred as a result (including, but not limited to, thousands of litigation costs, lawyers' fees, transportation fees, travel expenses, evaluation fees, appraisal fees, etc.).

(3) If the lessor withdraws the lease item as a result of the lessee's breach of contract, the lessee agrees and confirms that the lessor has the right to determine the manner and amount of the sale or release of the lease item.

(4) The lessee agrees that the lessor shall have the right to determine the order in which the price (rent) of the proceeds from the sale or release of the lease item shall be offset against the rent, overdue interest, liquidated damages, taxes and all expenses related to the realization of the creditor's rights. The lessee has no objection.

XIII.	Other agreed matters.

(1) In the event of damage to the lessor as a result of the lessee's failure to exercise his claim or other rights against the manufacturer or seller of the leased item in this contract, the lessee shall be responsible for compensating the lessor for the damage suffered and the loss of benefits.

(2) In the event of a breach of contract by the lessee, the lessor may directly dispose of the collateral without notice and pay off the lessee's debts with the proceeds of the disposition; Lessor shall also have the right to control the shutdown of the lease item by itself or by authorizing the manufacturer, the manufacturer's agent or the seller of the lease item until the lessee's breach of contract is improved and disappears, and lessee shall not claim any right against lessor, the manufacturer, the manufacturer's agent or the seller of the lease item on the ground of the shutdown of the lease item.

(3) In respect of each payment made by the lessee, the lessor shall have the right to determine the order in which such payments shall meet the liabilities of the lessee under this contract.

(4) The agreement between the lessor and the lessee regarding the lease item is subject to the provisions of this contract. All changes or amendments to this contract shall be valid only if made in writing.

(5) The lessee agrees for the lessor may, in accordance with relevant rules and regulations for the leasing transaction under this contract, collect, receive, processing, transfer and use of the lessee materials (including but not limited to, to industrial and commercial administration, agency of information), and upload the information of material related to the lessee agrees for the lessor to the people's bank of China credit information database.

(6) In the event of breach of contract by the lessee, the lessor shall not be required to return the performance bond (if any) provided by the lessee until the claim under this contract (including damages arising from the recovery and disposal of the lease item by the lessor) has not been fully satisfied.

XIV.	Return of leased items.

(1) The lessee shall restore the lease item to its original condition and return it to the lessor at the place designated by the lessor and bear all risks and expenses in any of the following circumstances. If the lessee is lax in exercising the above obligations, the lessor shall have the right to perform it on his behalf, but the lessee shall bear all the expenses incurred by the lessor as a result; If the lessee fails to give the necessary cooperation, thereby causing damage to the lessee's other property, the lessor shall not bear any responsibility:

(1) The lessee defaults; (2) this contract is found to be null and void; and (3) other circumstances in which the lessor recovers the lease item in accordance with the contract.

(2) If the lessee fails to return the lease item to the lessor in accordance with the contract or the law, the lessee shall pay for possession of the lease item from the date of return as requested to the date of actual return (on the basis of the amount of rent payable in the month on the date on which the lessee should return the lease item).

XV.	Transfer.

(1) The lessee shall not transfer any rights or obligations under this contract to another person, or sublease, pledge, mortgage or permit the use or possession of the lease item by a third party.

(2) The lessor shall have the right to transfer all or part of the rights and interests under this contract to others, or to mortgage the lease item to a third party, but shall not affect the lessee's right to the use of the lease item under this contract.

XVI.	Obligations of the lessee.

(1) The obligation of the lessee to pay rent and other expenses under this contract is an absolute obligation without any conditions, and the lessee shall not unilaterally terminate the lease. The lessee shall not request the return of all or part of the rent and other expenses paid under this contract for any reason.

(2) Where the lessor requests inspection, the lessee shall, upon the relevant information requested by the lessor (including, but not limited to, the balance sheet, the statement of profit and loss, the statement of liabilities and the statement of assets), after obtaining a lawful visa, send it to the lessor for verification.

(3) If the lessor authorizes the lessee to mortgage the lease item to the lessor, the lessee shall assist the lessor in registering the relevant mortgage with the registration authority before September 30, 2019 and bear the corresponding expenses, If the lessee fails to cooperate with the lessor in the mortgage matter as agreed, the lessor shall have the right to terminate the contract and require the lessee to bear the liability for breach of contract and all the losses of the lessor.

XVII.	Early termination of the contract.

If the lessee wishes to terminate the contract ahead of time, he shall pay all unpaid rent and other expenses payable in a lump sum (including, but not limited to, interest, liquidated damages, taxes and premiums, insurance premiums, etc.). If the lessee has provided a performance bond, the lessee may, with the consent of the lessor and subject to the full payment of the difference in the amount payable by the lessee before the date appointed by the lessor, offset the remainder of the amount payable with the performance bond.

XVIII.	Joint and several guarantees.

(1) The lessee shall provide the joint and several liability guarantor and / or collateral approved by the lessor to guarantee all the debts of the lessee under this contract.

(2) When the lessor considers that the joint and several guarantors of the lessee have a major credit crisis, or that their guarantee capacity is obviously insufficient, or that the value of the collateral provided by the lessee has depreciated significantly. The lessor shall have the right to require the lessee to find another joint and several guarantor or security approved by the lessor, and the lessee shall not refuse to do so.

(3) In the event of a breach of contract by the lessee, the lessor may realize the creditor's rights through the collateral provided by the lessee or a third party, or may require the joint and several guarantors to give priority to the full guarantee liability.

XIX.	Applicable law and competent courts.

This contract applies to the laws of the people's Republic of China. This contract is signed in Yantian District, Shenzhen City. If any dispute over this contract is not negotiated, the parties agree to submit it to the people's court with jurisdiction at the place where the contract is signed for settlement. If the contract is null and void, revoked or terminated, the contribution of this Article shall not be affected.

The legal costs, property preservation fees, application execution fees, lawyer agency fees, case handling costs, announcement fees, evaluation fees and auction fees arising from the action arising from the lessee's breach of contract shall be borne by the lessee.

XX.	Address for service

The lessee confirms the address indicated below shall prevail and shall be the valid address for service by the lessee in respect of the lessor's receipt of various notices under this contract and the mailing documents of the court, etc. The address for service applies to all stages of litigation, including the first instance, the second instance, the retrial and the enforcement stage. If the lessee changes its name, organization, articles of association, seal, representative, scope of authority, notification address, etc., or other circumstances, it shall notify the lessor in writing of the cause of the change. And to handle the application for the alteration or cancellation of the retained seal, otherwise the adverse consequences arising therefrom shall be borne by the lessee, and the seal originally retained in the lessor shall remain in force without the consent of the lessor and the completion of the formalities for alteration or cancellation of the seal. Where the lessee violates the obligation to notify the change of address mentioned above or fails to actually accept the notice, debt notice letter, legal document, etc., due to the inaccuracy of the address provided by the lessee, the refusal of the designated recipient, etc., Three days after the lessor or court instrument is sent to the address set out in this contract or last notified by the lessee, it shall be deemed to be the date of lawful service.

Lessee: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Address: Area A, 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District Shenzhen 518081 – China

Contact person: Jinlong Yang

XXI.	ownership of leased property.

(1) If the lessee confirms and knows that the lease item is a vehicle, if it is required according to law to be registered in the name of the lessee or be subordinate to other companies (such as the leased vehicle affiliation agreement, if any), it shall be the nominal owner only, However, before the lessee has completed all the obligations of the lease contract signed by both parties in accordance with the contract, the lessor shall be the sole owner of the lease item.

(2) The lessor has the right to add an accessory to the lease item that does not affect the function of its use, such as the relevant label, mark or GPS, etc., and the lessor has the right to recover the above-mentioned goods at the end of the lease term, the lessee shall not conceal, demolish, damage or otherwise invalidate such appendages.

XXII.	Right of pre-emption.

If the pre-emption right and the purchase price are indicated in the form of lease items, if the lessee has not breached the contract at the expiration of this contract, the lessee shall acquire ownership of the lease item at the marked purchase price. When the lessee pays the above purchase price, the lease item will be transferred to the lessee as at that time, but there is no guarantee from the lessor on the lease item. If the lessee requests the lessor to assist in the formalities for the transfer of ownership of the lease item, the cost and tax burden incurred by the transfer shall be borne by the lessee.

XXIII.	Copies of the contract.

This contract is in duplicate, with each party holding one copy.

Name, brand, specification and type, manufacturer, fuselage code / vehicle registration number, frame number, engine number, unit and quantity
(I) the subject matter of the lease. (hereinafter referred to as lease item, please specify the name, brand, specification type, manufacturer, fuselage code, unit and quantity)	As indicated in “vehicle list”

(II) Cost of lease item	RMB 5,000,000 yuan (VAT included)
(III) Place of use	Guangdong province
(IV) Lease term	From September 20, 2019 to August 20, 2022
(V) Rent and payment method

The payable rent under this contract involve all rents listed below, all amount are VAT included.

Down payment RMB 54,840 shall be paid on September 20, 2019, the remaining rent shall be paid by the following way:

For first instalment to eleventh instalment, each instalment is RMB 218,000 yuan;

For twelfth instalment to twenty-third instalment, each instalment is RMB 172,000 yuan;

For twenty-fourth instalment to thirty-fifth instalment, each instalment is RMB 121,000 yuan;

Total 35 instalments.

First instalment date: October 20, 2019; date for each instalment: the same day of one month from the date of payment of the first instalment of rent.

Please remit each instalment into the account indicated below:

Account name: Account No.: Bank of account:

(VI) Right of pre-emption	RMB 0 yuan

Special provisions for risk indications (anti-bribery):

Any financial transactions relating to the business of this contract shall be based on the public account of the lessor and the lessee or the account determined in writing. The lessor will never authorize persuasion, promise to pay cash in advance for the conduct of the business, provide or receive kickbacks after the completion of the business, and so on. If the lessee is aware that a person has violated the agreement, he shall immediately respond to the lessor according to the facts and provide the corresponding evidence for investigation by the lessor; And if the lessee has a bribe to the lessor, the lessor has the right to claim compensation to the lessee and report the loss to the judicial organ. If the lessee damages his rights and interests as a result of mistaken belief in the above undertaking, the lessor shall not be liable.

Lessor: Chailease International Finance Corporation	Lessee: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. [Corporate Seal Affixed Here]
Address: Building 1, Lane 631, Jinzhong road, Changning district, Shanghai	Address:
Signing date: September 9, 2019	Signing date: September 9, 2019

Vehicle List:

Serial No.	Type of vehicle	Vehicle made date	Brand of vehicle	Vehicle model	Quantity	Unit	Plate number	Engine number
1	Heavy semi-trailer tractor	September 1, 2016	Scania	YS2G4X23	1	vehicle	*	*
2	Heavy semi-trailer tractor	September 1, 2016	Scania	YS2G4X23	1	vehicle	*	*
3	Heavy semi-trailer tractor	November 1, 2016	Scania	YS2G4X23	1	vehicle	*	*
4	Heavy semi-trailer tractor	November 1, 2016	Scania	YS2G4X23	1	vehicle	*	*
5	Heavy semi-trailer tractor	June 1, 2013	Scania	YS2G4X23	1	vehicle	*	*
6	Heavy semi-trailer tractor	April 1, 2013	Scania	YS2G4X23	1	vehicle	*	*
7	Heavy semi-trailer tractor	January 1, 2010	Scania	YS2G4X23	1	vehicle	*	*
8	Heavy semi-trailer tractor	June 1, 2012	Scania	YS2G4X23	1	vehicle	*	*
9	Heavy semi-trailer tractor	June 1, 2012	Scania	YS2G4X23	1	vehicle	*	*
10	Heavy semi-trailer tractor	June 1, 2012	Scania	YS2G4X23	1	vehicle	*	*
11	Heavy semi-trailer tractor	October 14, 2014	Dongfeng	DFH4250C	1	vehicle	*	*
12	Heavy semi-trailer tractor	October 14, 2014	Dongfeng	DFH4250C	1	vehicle	*	*
13	Heavy semi-trailer tractor	July 31, 2015	Dongfeng	DFL4181A6	1	vehicle	*	*
14	Heavy semi-trailer tractor	July 31, 2015	Dongfeng	DFL4181A6	1	vehicle	*	*
15	Heavy semi-trailer tractor	July 31, 2015	Dongfeng	DFL4181A6	1	vehicle	*	*
16	Heavy semi-trailer tractor	July 31, 2015	Dongfeng	DFL4181A6	1	vehicle	*	*
17	Heavy semi-trailer tractor	January 25, 2016	C&C	SQR4251D6ZT4-6	1	vehicle	*	*
18	Heavy semi-trailer tractor	January 25, 2016	C&C	SQR4251D6ZT4-6	1	vehicle	*	*
19	Heavy semi-trailer tractor	January 25, 2016	C&C	SQR4251D6ZT4-6	1	vehicle	*	*

This list is an integral part of the contract of AA19090521XAX and has the same legal effect.

Party A: Chailease International Finance Corporation	Party B: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. [Corporate Seal Affixed Here]
Address: Building 1, Lane 631, Jinzhong road, Changning district, Shanghai	Address:
Signing date: September 9, 2019	Signing date: September 9, 2019